Exhibit 15.2

CONSENT OF AUTHOR

The Board of Directors of Bridgeport Ventures Inc.

Reference is made to the technical report (the “Technical Report”) entitled “A Report to NI 43-101 Standards on the McCart Property, Ontario, Canada for Bridgeport Ventures Inc.” (July 2009) which the undersigned has prepared for Bridgeport Ventures Inc.

I have reviewed and approved the summary of and extract from the Technical Report prepared to be filed with the Amendment No. 1 to Registration Statement on Form 20-F of Bridgeport Ventures, Inc. and confirm that the summary and extract fairly and accurately represents the information in the Technical Report. I hereby consent to the written disclosure of my name, and reference to the Technical Report in the public filing of the Amendment No. 1 to Registration Statement on Form 20-F of Bridgeport Ventures Inc. with the U.S. Securities and Exchange Commission. I further consent to the reference to me under the heading “Statements by Experts ” in the Amendment No. 1 to Registration Statement on Form 20-F.

Dated: June 16, 2010

/s/ Kevin Montgomery
Kevin Montgomery, M.Sc.(A), P. Geo.